Exhibit 10.1
LETTER OF INTENT

This Letter of Intent (“LOI”) made this 5 day of March2010 is between Jose Chavez representing Stealth Trucking, Inc. with an address of 1014 East 53rd Street Austin, Texas 78751 (“Chavez”) and CLX Medical, Inc. with an address of 29970 Technology Drive, Ste 220E, Murrieta, California 92563 (“CLXM”).  This LOI summarizes the principal terms with respect to Chavez becoming the president/CEO and a Director of CLX Medical, Inc. with the sole intent and purpose of exploring a potential merger between Stealth Trucking, Inc. and CLX Medical, Inc., ticker symbol ‘CLXM’ (the “Transaction”).

Upon the execution of this Letter of Intent and contingent on the other terms and conditions of this LOI, Chavez shall become the president/CEO and a Director of CLXM, and will become the majority owner of CLXM by virtue of the issuance of shares of CLXM preferred stock, which shall provide Chavez majority voting control over CLXM (the “Preferred Stock”).  It is agreed that Mr. David M. Loev, Esq. will represent Stealth Trucking, Inc. and Chavez in the transaction.

At the time of closing, CLXM  will have an accounts payable debit with approximately one hundred forty-five thousand ($145,000) past due and a note to Michael Chavez in the amount of $190,000 that is in default, and no other assets.

At that time of closing, CLXM shall forward all corporate documentation to Chavez including the company’s accounting records for the last two years.

STRUCTURE

During the period from the date of this LOI until the closing of the Transaction, CLXM will not issue more than 36 million shares (36,000,000) which will be issued in exchange for approximately seven hundred thousand dollars ($700,000) worth of payables debt and the agreement to convert all existing preferred shares into common shares, leaving the company with approximately one hundred forty-five thousand ($145,000) in payables and a note to Michael Chavez in the amount of $190,000 that is past due and there will be no assets in the company.

At no salary or cost to CLXM, Chavez shall become the president/CEO and a Director of CLXM in accordance with this LOI.  Chavez shall become the majority owner of CLXM by the issuance of Preferred Stock.

PRINCIPAL CONDITIONS

The transition timeframe of the Transaction will commence upon raising $10,000 through the sale of CLXM stock by a third party, which date shall occur no less than 10 days nor more than 20 days after execution of this Letter of Intent, following which date, the current president/CEO of the CLXM shall promptly resign and Chavez will be appointed president/CEO and become a Director.  The current board of directors and officers of the Company shall resign within 20 days from the execution date of this letter of intent, at which time new directors and officers shall be appointed as directed by Chavez.

Until such time as the Transaction closes and CLXM is merged with Stealth Trucking, Inc., the Preferred Stock shall be held in escrow, pursuant to an Escrow Agreement in mutually agreeable form of the parties, and shall be subject to cancellation in the event the Transaction is not completed and/or substantially in process within six months of the date of issuance of the Preferred Stock.

The Company shall have approximately one hundred forty-five thousand dollars ($145,000.00) of payables liability, a past due note to Michael Chavez in the amount of $190,000 and zero assets at the closing of the Transaction.

Both parties agree that a press release regarding the LOI will be required and that other press releases to educate the market and shareholders would be beneficial.

Jose Chavez and CLXM agree, in good faith, to the terms and conditions of this LOI and direct Mr. David Loev. Esq., to draw final documents for the completion of the intended transaction.

Each party shall use its best efforts to obtain all consents, waivers, approvals and authorizations as may be required or advisable to consummate the transaction described in this LOI. Time is of the essence for purposes of this LOI and the transactions contemplated herein.

This LOI is a non-binding agreement by and among the parties, subject to any additional terms and conditions as may be negotiated in the documents entered into evidencing the transactions contemplated by this LOI.  The parties shall use their best efforts to enter into definitive agreements for the transactions set forth herein as soon as practicable, but not later than March 25, 2010 and upon terms and conditions mutually acceptable to the parties.

This LOI may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one agreement, and shall become effective when copies hereof which, when taken together, bear the signatures of each of the parties hereto.  A facsimile signature of any party to this LOI shall be valid and effective and binding upon the signatory party.

/s/ Jose Chavez	/s/ Robert McCoy
Stealth Trucking, Inc.	CLX Medical, Inc.